Exhibit 10.05
CONTRACT OF UNCOMMITTED NON-RECOURSE REVOLVING PURCHASE OF RECEIVABLES (TRADE ACCOUNT RECEIVABLE PURCHASE AGREEMENT)

Between:

1.BNP PARIBAS FORTIS FACTOR N.V.
Having its registered offices at Warandeberg 3, 1000 Brussels , Belgium
Registered under the company number 0414.392.710
hereinafter referred to as the"Purchaser'';

and

2.EASTMAN CHEMICAL COMPANY
Having its registered offices at 200 South Wilcox Drive, Kingsport, TN 37660, United States of America Hereinafter referred to as the"Seller";

The Purchaser and the Seller are hereinafter individually referred to as a"Party", or jointly as the"Parties".

Following agreement has been reached:

1.Definitions
Affiliate
Affiliate means in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company. In the case of Seller, Affiliate shall mean any direct or indirect subsidiary of Eastman Chemical Company.

Business Day shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in Belgium.

Collection
All payments received regarding purchased Eligible Receivables.

Current Account
The Purchaser will maintain a Current Account reflecting Seller's financial position with regard to the purchased Eligible Receivables and the respective purchase price paid by the Purchaser thereto as reflected in the books of the Purchaser. Although the Purchaser will maintain separate sub-accounts, all such accounts established in the books of the Purchaser are to be considered as part of one indivisible account subject to the Maximum Program Amount.

Effective Date
Effective Date means May 31st 2020, which is the date that this Agreement shall come into effect.

Eligible Currency
Eligible Currency means: USO.

Eligible Debtor
Eligible Debtor means all debtors of the Seller:

Exhibit 10.05
i.for which a credit limit is granted by the Purchaser; and
ii.which are not a private person; and
iii.which are not to be considered as an intercompany entity within the group to which Seller belongs; and
iv.which have payment terms of no more than 150 days; and
v.for which no accounts receivable due to Seller are being collected through legal collection; and
vi.which are incorporated in one of the countries as listed in enclosure 1 to this Agreement; and
vii.which are approved by the Purchaser.

Eligible Receivables
Eligible Receivables means receivables on the Eligible Debtor generated by the Seller which:

i.result from the supply of goods and/or services to an Eligible Debtor in the normal course of Seller's business; and
ii.are expressed in an Eligible Currency; and
iii.are free from any disputes and are not subject to any set-off or counterclaim; and
iv.are not due or overdue for more than 90 days; and
v.entirely fall within the credit limits as granted by the Purchaser; and
vi.arise from sales to Eligible Debtors on or after the Effective Date.

Maximum Program Amount
The Maximum Program Amount shall not exceed USO 250,000,000 (two hundred and fifty million USO) or its equivalent value in an Eligible Currency, although ii is expressly agreed that this Maximum Program Size is to be considered as one global Maximum Program Amount for the Seller under this Agreement and the Flexsys America L.P. Agreement, the Solutia Inc. Agreement, and the Eastman Chemical Ltd. Agreement combined.

Purchase Date
Purchase Date means the date on which Eligible Receivables are purchased by the Purchaser in accordance with this Agreement and purchase price is paid to the Seller.

Purchaser's Settlement Account/(s)
Payment by Seller to Purchaser shall be made to the account of the Purchaser per the following instructions:

BANK: BNP Paribas Fortis N.V. SWIFT: GEBABEBB.
!BAN: BE76 0018 8403 0895 NOTICE:

Relevant Nominating Body
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark
Replacement Benchmark means a benchmark rate which is:

a.formally designated, nominated or recommended as the replacement for a Base Rate by:

i.the administrator of that Base Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Base Rate); or

ii.any Relevant Nominating Body,

Exhibit 10.05
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Benchmark will be the replacement under paragraph (ii) above;

b.in the opinion of the Parties, generally accepted in the international or any relevant domestic loan markets as the appropriate successor to a Base Rate; or

c.in the opinion of the Parties, an appropriate successor to a Base Rate.

Base Rate
Base Rate means:

i.in relation to any Eligible Receivable denominated in USO - the Purchaser's cost of funds;

2.Seller's Data
Data based on Eligible Debtors and Eligible Accounts Receivable
Turnover
Average Invoice Amount
Number of debtors

3.Subject Matter
3.1 The Seller hereby sells to the Purchaser certain Eligible Receivables designated by Seller defined under Eligible Debtors in accordance with the provisions of article 1689 and following of the Belgian Civil Code so that such Eligible Receivables purchased hereunder vest in the Purchaser absolutely. The Purchaser may at any time assign, transfer or participate any of its rights in such Eligible Receivables.

3.2 The Purchaser hereby agrees to accept at its sole discretion and on an uncommitted basis such transfer and assignment subject to the terms and conditions of this Agreement.

3.3 The Parties agree that as of the Effective Date their respective systems and processes are configured such that each Party can promptly, readily and accurately identify receivables purchased and sold hereunder at the invoice level.

3.4 After the supply of goods to the Eligible Debtors, the Seller will send the original invoice to such respective Eligible Debtor and, upon first written demand of the Purchaser, one copy thereof to the Purchaser.

3.5 The Seller hereby engages itself to transfer its invoice listings, debtor's data and overviews of outstanding assigned Eligible Receivables (the "Ledger") electronically to the Purchaser thereby using the Webservice made available to the Seller by the Purchaser for the purpose of this Agreement.

3.6 The Parties agree that such invoices shall bear not an assignment notice.

3.7 For the avoidance of doubt, only the entire receivable under an individual invoice is sold and purchased hereunder, and under no circumstances shall a partial interest in a receivable under an individual invoice be sold or purchased hereunder.

3.8 In the event the Seller reconciles a receivable matter with a credit memo, such credit memo shall be treated as an invoice hereunder. Credit memos issued on or after the Effective date are considered eligible credit memos under this agreement.

Exhibit 10.05

4.Discount
4.1 The "Discount" to which the Purchaser is entitled amounts to 0.02 % of all accounts receivable transferred to the Purchaser in accordance with the terms and conditions of this Agreement and is reflected in the Purchase Discount Fee as defined in article 6.2. of this Agreement.

4.2     Additional Discount

4.2.1. In addition, in exchange for the Purchaser assuming the risk of loss with respect to the accounts receivable transferred to the Purchaser by the Seller in accordance with this Agreement, the Purchaser shall be entitled to an additional discount (the "Additional Discount"), amounting to 0.06% of the accounts receivable assigned to the Purchaser for which the insolvency risk coverage is governed by the terms and conditions of this Agreement, in particular as stipulated in article 7.1. The Additional Discount is reflected in the Purchase Discount Fee as defined in article 6.2. of this Agreement.

For the avoidance of doubt, the Parties hereby agree that the total of the Discount and the Additional Discount to which the Purchaser is entitled for such accounts receivable shall amount to 0.08%.

4.3    Market Disruption Clause

4.3.1. The Parties acknowledge that the Purchaser may be forced, by external (cost-related) developments to increase the Additional Discount, as set forth in article 4.2. However, the Purchaser shall not be permitted to increase the Additional Discount more than once per factoring year.

The Purchaser shall inform the Seller of such a decision immediately by registered mail thereby documenting the developments that led to the Purchaser's decision. During a period of 90 days after receipt of such letter, the Parties, both acting in good faith, will conduct mutual negotiations with regard to the Purchaser's decision. During the same period of 90 days after receipt of such letter, the Seller has the right to terminate this Agreement by informing the Purchaser by registered mail, thereby providing the Purchaser with a notice period of 90 days during which this Agreement shall remain in force and effect. In the event the Seller does not provide the Purchaser with such registered letter as stipulated in this article, the changes made by the Purchaser shall be deemed accepted by the Seller.

4.3.2. The Parties hereby agree that the Purchaser has the right to increase the margin, as reflected by "M" in the Discount Fee stipulated in article 6.2., in accordance with the provisions of this article.

Notwithstanding the foregoing (i) no such increase shall modify the purchase price with respect to accounts receivable that have been sold prior to the effective date of such increase, and (ii) all changes in liquidity premium possibly to be charged by the Purchaser onwards to the Seller as referenced in this article, shall be communicated by the Purchaser during the month before the month in which such changes would come into effect.

The Parties hereby agree that, the liquidity premium charged to the Purchaser, shall be charged onwards by the Purchaser to the Seller. However, the Parties hereby agree that Purchaser shall only be entitled to charge such liquidity premium to the Seller as from the moment such liquidity premium charged to the Purchaser is equal or higher than 0.25%. In such event, the liquidity premium charged by the Purchaser to the Seller shall be equal to the difference between said 0.25% threshold and the liquidity premium actually charged to the Purchaser.

However, the Parties hereby agree that, in the event the liquidity premium charged to the Purchaser would, at any time, become higher than 0.75%, and as a result thereof the liquidity premium charged onwards to the Seller by the Purchaser would become higher than 0.50%, the Purchaser will inform the Seller of such a situation by registered letter. During a period of 90 days after receipt of such letter, the

Exhibit 10.05
Parties, both acting in good faith, will conduct mutual negotiations with regard to this situation. During the same period of 90 days after receipt of such letter, the Seller has the right to terminate this Agreement by informing the Purchaser thereof by registered mail thereby providing the Purchaser with a notice period of 90 days during which this Agreement shall remain in force. In the event the Seller does not provide the Purchaser with such registered letter as stipulated in this article, the changes made by the Purchaser shall be deemed accepted by the Seller.

4.4    Servicing of Purchased Receivables

4.4.1 The Parties agree that the purchase price for the accounts receivable reflects a market rate fee to the Seller for continued servicing of the accounts receivable by Seller or its affiliate. If, at any lime during the term of this Agreement, the Purchaser takes over the dunning from the Seller, an amount of 5 USO per booked invoice or credit note will be charged to the Seller.

4.4.2 The Parties agree that each Seller may perform the servicing of accounts receivable hereunder through Eastman Chemical Company or one or more wholly-owned affiliates of Eastman Chemical Company.

4.4.3 The Parties agree that, bank account(s) used for servicing hereunder may be owned and controlled by Seller or the Seller affiliate primarily handling such servicing, and Seller or the servicer may change such account from time to time with notice to Purchaser. Purchaser shall be entitled to require a deposit account control agreement (DACA) or similar agreement to be executed between the entity owning the servicing account and the Purchaser.

4.5 The Purchaser shall be entitled to an audit fee amounting to 800 USO per year and the whereby Parties hereby agree that the Purchaser shall be entitled to perform such audit of the procedures of the Sellers with a frequency of 1 audit per year. Additional reporting from the Seller may be required by the Purchaser in between consecutive audits.

5.Minimum Factor Discount
The Parties acknowledge that a minimum volume of receivable purchase and sale transactions per year is commercially necessary to warrant continued administration of this program by the Parties. Although this program is an uncommitted facility, for each of calculation the Parties agree to measure the minimum volume of transactions by measuring the minimum factor discount charged by Purchaser over the course of a year under the program. The minimum factor discount (which shall equal the sum of the Discount and the Additional Discount) will not be lower than 250,000 USO per year and shall be considered as a minimum factor discount calculated jointly for this Agreement and the Flexsys America L.P. Agreement, the Solutia Inc. Agreement, and the Eastman Chemical Ltd. Agreement together. This minimum factor discount is calculated from the start of every factoring year and is due for payment at the end of every factoring-year, factoring-year meaning every period of 12 months from the Effective Date as defined in this Agreement. The amount payable with respect to the minimum factor discount will be the difference between 250,000 USO and the sum of the Discounts and the Additional Discounts for all accounts receivable sold during the applicable factoring year. In the event either Party reasonably determines that the volume of receivable purchase transactions hereunder is unlikely to achieve the minimum factor discount for the year, either Party may give notice to terminate the program within ninety (90) days of the notice. In the event of a termination by either Party on account of low volume of receivables purchase activity, the minimum factor discount shall be prorated accordingly.

6.     Purchase
6.1 The Parties hereby agree that, on a Seller's request, the Purchaser, thereby debiting the Seller's sub account within the Current Account, will pay the purchase price of the Eligible Receivables (incl. VAT) sold to it in accordance with article 3.1 of this Agreement in accordance with the discount formula as agreed upon in article 6.2 within: (i) the limits of the available room under the Maximum Program Amount: and (ii) the credit limits on the Eligible Debtor as issued by the Purchaser: (iii) insofar as an

Exhibit 10.05
Eligible Receivable entirely falls within this credit limit. The Parties hereby agree that such payment shall be made by the Purchaser on the bank accounts of the relevant Seller as indicated by that Seller whereby the sale of the respective Eligible Receivable shall become effective as from the moment the Purchaser has paid to the Seller the respective purchase price thereof. The purchase price shall be paid to the relevant Seller on the Purchase Date.

6.2 Purchase Price for the Sold Accounts Receivable - Discount Fee

The purchase price is calculated based on the formula set forth below:

Purchase Price= Corrected Face Value Receivable *(1-(B+M)*(DSO+N)/360) - (Face Value Receivable* D)

Whereby:

Corrected Face Value Receivable=
100% of the face value of the Sold Account Receivable

B = the base rate being:

Purchaser's cost of funds in the event, at Seller's option, the Purchase Price is paid in USD

M = the margin amounting to 0.5%

DSO = weighted average days sales outstanding on an annual basis which shall be calculated and revised by the Purchaser on a quarterly basis.

N = additional days to be added to the DSO, which amount to 5 for the Seller

D = the Discount plus the Additional Discount

Face Value Receivable = 100% of the face value of the Sold Account Receivable (incl. VAT)

The Parties hereby agree that, in the event any base rate as stipulated in this Agreement would, at any time be or become lower than zero, the base rate charged by the Purchaser to the Seller shall be deemed to be zero.

6.3 The Purchaser will charge the Purchaser a one-off starting fee of 5000 USO at the Effective Date of this Agreement.

6.4 In the event, in the Purchaser's reasonable opinion, the portfolio of assigned Eligible Receivables in relation to a Seller does not provide the Purchaser with sufficient comfort with regard to the payment of the Purchase Price paid, the Purchaser has the right to suspend the program in relation to that Seller by informing the relevant Seller thereof by registered letter, whereupon the Purchaser shall not be obliged to purchase any future Eligible Receivables from that Seller. Any exercise by the Purchaser of its discretion under this clause shall in no way affect the Parties obligations in relation to Eligible Receivables purchased by the Purchaser prior to the date of the notice served in accordance with this clause.

6.5 The Parties agree that, in order for a transferred account receivable to be eligible for purchase under this Agreement, the debtor with regard to such account receivable may not represent a concentration of more than 10% of the amount of the approved outstanding accounts receivable on all debtors assigned to the Purchaser (excluding any Outstanding Receivables in all instances).

Exhibit 10.05

6.6 The Parties agree that confirmed letters of credit shall not constitute accounts receivable hereunder and that therefore accounts receivable secured by confirmed letters of credit shall not be sold, nor purchased under this Agreement.

6.7 The Parties agree that invoices eligible for early pay discount with Seller shall not constitute accounts receivable hereunder, therefore such invoices shall not be sold, nor purchased under this Agreement.

6.8 The Parties agree that the Seller may provide credit rebates on outstanding accounts receivable in the ordinary course of its business and consistent with customary practice through use of credit memos (which credit memos shall be treated as invoices hereunder), and the final payments with respect to any such diluted receivables will be reduced by the amount of such dilution; provided, however, that any write off or compromise of an account receivable as a result of the insolvency or credit status of the debtor shall not constitute dilution hereunder. In the event the dilution in the debtor portfolio (dilution being amounts not paid by the respective debtor to the Factor due to credit notes, disputes, payments made on the bank account of the Seller) should exceed the 3% dilution level, the percentage of the purchase price with regard to Sold Accounts Receivable, shall be decreased by the percentage exceeding said 3% limit.

7.     Insolvency Risk Coverage
Up to the amount of the credit limit as provided by the Purchaser, the Purchaser will assume the insolvency and non-payment risk on the Eligible Debtors as from the moment the goods related to a certain Eligible Receivable have been dispatched by the Seller for delivery to the Eligible Debtor and subject to the conditions that:

•the Purchaser receives a copy of the respective invoice and all credit notes related thereto on first request; and
•the relevant invoice was sent to the Eligible Debtor within a period of one month after the delivery of the goods; and
•the delivery and related invoicing was performed after the Effective Date of this Agreement and before the termination hereof; and
•the delivery of the goods to the Eligible Debtor was performed (i) before bankruptcy of the Eligible Debtor, and (ii) before the Eligible Debtor is failing to pay Seller's outstanding invoices within a period of 90 days after their respective due dates.

In any event the following situations of non-payment by an Eligible Debtor are excluded from any risk coverage by the Purchaser:

•non-payment resulting from the supply of goods before granting or after withdrawal of the credit limit;
•non-payment caused by natural forces, war, civil war or revolution;
•damages resulting from accounts receivable for which the necessary permits, customs documents or import and/or export documents are missing;

non-payment as a result of a dispute on the delivery.

8.    Collection of Eligible Receivables

8.1 The Parties hereby agree that the Seller will perform the collection of the purchased Eligible Receivables (the "Dunning Mandate"), directly or indirectly through one or more Affiliates of Seller, and that all payments made by the Eligible Debtors with regard to assigned Eligible Receivables shall be made on the bank accounts of the Seller. In the event the Debtors do not specify which invoice(s) any such payment represents, such payment(s) will be applied to invoices in order of earliest invoice date.

Exhibit 10.05

The Parties agree that this Dunning Mandate can only be terminated if a covenant stipulated in section 9 (Covenants) is breached or at the request of the Seller. If requested, the Purchaser may request transfer of the Dunning Mandate for accounts receivable that are transferred.

The Parties further agree that the payments of the debtors received by the Seller will be transferred towards the Purchaser on a bi-weekly basis. The Parties are entitled to change this transfer of received payments by a settlement in the Current Account. This can be agreed between Parties in writing.

9.    Covenants

Consolidated Solvency on group level of the Eastman Chemical Company, calculated as:

Equity/ Total Assets not adjusted with goodwill and intangible assets

Whereby the solvency must remain above:

20% in order to maintain the confidential character of this Agreement; otherwise, the Purchaser may notify the Seller's debtors of the existence of this Agreement; and

16% in order to maintain the Dunning Mandate as granted by the Purchaser to the Seller; otherwise the Purchaser has the right to take over the collection of the purchased Eligible Accounts Receivable.

10.    Obligations of the Seller

The Seller hereby guarantees and warrants in relation to Eligible Receivables which are offered for purchase by it only:

i.to be the sole and legal owner of the Eligible Receivables and that such Receivables are free from any lien, claim, dispute or charge, are transferable and uncollateralized, subject to, in some cases, extended retention of title clauses in favor of the Seller's suppliers. In case any Eligible Receivable is subject to extended retention of title clauses in favor of the respective supplier, the Seller guarantees and warrants that it is entitled pursuant to such extended retention of title clause to sell and transfer such Eligible Receivable to the Purchaser in accordance with this Agreement and that, in particular, the purchase price for the respective Eligible Receivable is sufficient to pay any outstanding amount to the relevant supplier; and
ii.to keep the books and to monitor the purchased Eligible Receivables, whereby the Seller will also manage all documentation with regards to the existence or proof of existence of the Eligible Receivables. Each Seller hereby agrees to permit the Purchaser with reasonable access, with prior notice to the Seller, to review records of Seller in order to verify the existence of the Eligible Receivables and the related documents; and

iii.to provide the Purchaser with annual financial reports on entity level. The Purchaser has the right to request interim financial information at any time. Neglecting to submit the requested financial figures or submitting false or incomplete figures while this agreement is in force, can suspend the payment of the purchase price and/or cause the immediate termination of this agreement.

Exhibit 10.05

11.    Term and Termination

11.1 This Agreement concluded between the Parties shall come into effect on the Effective Date for an initial period running up and until December 31st 2021. Afterwards, unless terminated by either Party hereto in taking into account a notice period of 3 months, this Agreement shall be automatically and tacitly renewed for subsequent renewal periods of 1 year.

11.2 This Agreement shall:

i.terminate automatically in the event the Purchaser has been declared bankrupt under the respective applicable national insolvency regulations; or

ii.terminate automatically in the event that the Seller has been declared bankrupt under the respective applicable national insolvency regulations.

11.3 The Purchaser has the right to terminate this agreement unilaterally and immediately in the event:

i.the Seller has violated any of the conditions stipulated in this agreement; or

ii.there is a seizure on all or substantially all of the Seller's assets or on all or substantially all of the Seller's accounts in favour of one of his creditors; or

iii.the controlling participation of the Seller has thus been changed that the effective control of the Seller is transferred to others; or

iv.the equity of the company has been reduced by 4/5 because of losses or personal loans given by the company to the shareholders, managers or persons acting on their behalf; or

v.a primary bank for a Seller has suspended or cancelled its loans to Seller based on the financial position of the Seller and such loans have not been replaced; or

vi.the Seller is the subject of a merger, acquisition, division or similar events; or

vii.the Seller does not possess the necessary licenses or authorizations required by applicable law to operate.

12.    Other Conditions

12.1 The Seller will fully refund the Assigned Receivables to the Purchaser which become disputed after the assignment or for which the (internal} policy of the Purchaser provides restrictions or any prohibition to purchase, of which the Seller was informed accordingly.

13.     Deviations

Any amendment to or variation in the terms of this Agreement shall only be effective if made in writing and signed by the Parties.

14.    Severability and Entire Agreement

14.1 The nullity or non-coercive force of law of one or more of the provision of this Agreement, shall not have any influence on the validity or the coercive force of law of this Agreement in whole or in part and

Exhibit 10.05
Parties hereby agree to continue this Agreement and making such changes hereto, both acting reasonable and in good faith, in order that the nullity or non-coercive force of law is mitigated.

14.2 This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the Parties relating to the subject matter of this agreement and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter of this agreement.

15.     Applicable Law and Jurisdiction

15.1 This Agreement (and any dispute or claim relating to it or its subject matter including non-contractual claims) is governed by and is to be construed in accordance with Belgian law.

15.2 The Parties irrevocably agree that the courts of Brussels shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement, including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement.

16.    Reps and Warranties

16.1 Representations

Anti-bribery, anti-corruption and anti-money laundering

Neither Seller nor any of its subsidiaries, directors or officers, or, to the best knowledge of Seller, any affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction pertaining to Seller or an Assigned Receivable and Seller has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.

Financial Sanctions Representations

Neither Seller nor any of its subsidiaries, directors or officers, or, to the best knowledge of Seller, any affiliate, agent or employee of ii, is currently the target of any Sanctions. Seller covenants and agrees that it will not directly or indirectly use the proceeds of the Agreement or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity, or in any country or territory that, at the time of such funding or facilitation, is the target of any Sanctions or owned or controlled by a person subject to any Sanctions.

16.2 Covenant

None of Seller will, directly or indirectly, use the proceeds of Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Agreement, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

For the purpose of the above representation:

Exhibit 10.05
"Sanctions" means any economic or trade sanctions (not including tariffs or duties), laws, regulations, or restrictive measures (including, for the avoidance of doubt, any sanctions or measures relating to any particular embargo, asset freezing) enacted, administered, imposed or enforced by the United States of America, including OFAC Regulations, the United Nations and/or the European Union and/or the French Republic, and/or Her Majesty's Treasury or other relevant authority.
"OFAC Regulations" means the rules and regulations enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC).

17.     Guarantee

The Seller is hereby informed that BNP Paribas Fortis NV has jointly and severally guaranteed Purchaser's commitments resulting from its activities exercised under the freedom to provide services in another member state of the European Economic Area (article 41 of the Law of March 22nd 1993 on the Legal Status and Supervision of Credit Institutions), and that the Seller would be entitled, if appropriate, to claim certain rights under said guarantee.

18.     Taxation

18.1 Tax gross-up

The Seller shall make all payments hereunder without any deduction for tax unless such deduction is required by law. If the Seller is required by any law or regulation to make any deduction or withholding on account of any taxes which arise as a consequence of the execution of this Agreement, any assignment made hereunder and/or any payment due under this Agreement or an assignment made hereunder, then:

i.the Seller shall notify the Purchaser as soon as they become aware of such requirement;

ii.the Seller shall remit promptly the amount of such taxes to the appropriate authority, and in any event prior to the date on which penalties attach thereto;

iii.if a tax deduction is required by law to be made by the Seller in respect of any payment due hereunder, any such payment shall be increased by the Seller by such amount as may be necessary to ensure that the Purchaser receives a net amount, which after deducting or withholding such taxes, is equal to the full amount which the Purchaser would have received had such payment not been subject to such taxes;

iv.if the Purchaser is entitled to a tax credit for a tax deduction made by the Seller, the Purchaser shall remit to the Seller an amount equal to the credit. On a yearly basis, the Purchaser shall provide the Seller with supporting documentation in the form of tax returns or tax assessment notices that evidence the credit position;

v.the Seller shall indemnify the Purchaser against any liability of the Purchaser in respect of such taxes; and

vi.If a tax deduction is required, the Seller and the Purchaser shall mutually collaborate and provide any and all assistance reasonably requested to obtain the benefits of any applicable tax treaty or Directive between the applicable jurisdictions where the parties concerned in this Agreement are resident.

18.2 Not later than thirty (30) days after each deduction or withholding of any such taxes, the Seller shall forward to the Purchaser evidence reasonably satisfactory to the Purchaser that such taxes have been remitted to the appropriate authority.

Exhibit 10.05
18.3 All Parties shall make all payments due by them hereunder without any deduction for tax unless such deduction is required by law. If the Purchaser is required by any law or regulation to make any deduction or withholding on account of any taxes which arise as a consequence of the execution of this Agreement, any assignment made hereunder and/or any payment due under this Agreement or an assignment made hereunder, then the Purchaser shall notify the Seller as soon as it becomes aware of such requirement. A Party will at the request of another Party take all reasonable steps to provide any administrative action and support that the other Party may reasonably request to minimise any deduction for tax which might otherwise be required to be made.

19.    Confidentiality

19.1 Each of Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed (orally or in writing) to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, or (D to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Section or (y) is or becomes available to a Party or any of their respective Affiliates on a non-confidential basis from a source other than the Party to whom the obligation of confidence is owed hereunder.

19.2 For purposes of this section, "Information" means all information received from the Party or any Affiliate relating to the Party or any Affiliate or any of their respective businesses, other than any such information that is available to the other Parties on a non-confidential basis prior to disclosure by the Party or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

19.3 General Data Protection Regulation

Entering into any relationship whatsoever with the Purchaser - whether in the pre-contract stage, on a contractual basis or for a consultancy service - entails the agreement of the Seller to the processing of personal data. This is done in accordance with the European Union's General Data Protection Regulation ("GDPR"). The Purchaser, in the capacity as processor, hereby represents and warrants to be compliant with GDPR for the processing of personal data received from the Seller in the framework of this Factoring Agreement.

BNP Paribas Fortis Factor NV, with registered office at Warandeberg 3, 1000 Brussels (the "Factor"), collects personal data, for the following purposes:
(i)    To comply with legal and regulatory obligations;
(ii)    To perform a contract;
(iii)    To fulfil a legitimate interest.

The Seller, in its capacity as controller, hereby represents and warrant to be compliant with GDPR for the personal data regarding its debtors transferred towards the Purchaser in the framework of this Factoring Agreement.

Further information is at the Seller's disposal on the website of the Purchaser: http://www.factor.bnpparibasfortis.be/de/privacy

Exhibit 10.05

20.     Replacement of Base Rate

20.1 if a Base Rate Replacement Event has occurred in relation to EURIBOR for a currency in which an Eligible Receivable is denominated, any amendment or waiver to this Agreement which relates to:

a.providing for the use of a Replacement Benchmark in relation to (or in addition to) the affected currency in place of that Base Rate; and
b.
i.aligning any provision of this Agreement to the use of that Replacement Benchmark;
ii.enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
iii.implementing market conventions applicable to that Replacement Benchmark;
iv.providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
v.adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), will be discussed and agreed between the Parties.

This Agreement was made out in 2 copies at Turnhout on May 28th 2020

EASTMAN CHEMICAL COMPANY BNP PARIBAS FORTIS FACTOR N.V.

Exhibit 10.05
Attachments: Enclosure 1 - Countries

1. Accepted countries

AUSTRALIA
BELGIUM
BOLIVIA
BRAZIL
CANADA
CHILE
CHINA
COLOMBIA
COSTA RICA
DOMINICAN REPUBLIC
EGYPT
EL SALVADOR
FRANCE
GERMANY
HONG KONG
HUNGARY
INDIA
INDONESIA
IRELAND
ISRAEL
ITALY
JAPAN
MACAU
MALAYSIA
MAURITIUS
MEXICO
NETHERLANDS
NEW ZEALAND
PERU
PHILIPPINES
SINGAPORE
SOUTH KOREA
SWITZERLAND
TAIWAN
THAILAND
TRINIDAD, TOBAGO
UNITED ARAB EMIRATES
UNITED KINGDOM
UNITED STATES OF AMERICA
URUGUAY
VIETNAM

Exhibit 10.05
ADDENDUM DATED SEPTEMBER 28th 2022 TO THE CONTRACT OF UNCOMMITTED NON-RECOURSE REVOLVING PURCHASE OF RECEIVABLES (TRADE ACCOUNT RECEIVABLE PURCHASE AGREEMENT) DATED MAY 28th 2020

Concluded between,

1.    BNP PARIBAS FORTIS FACTOR N.V.
Having its registered offices at.Warandeberg 3, 1000 Brussels , Belgium
Registered under the company number 0414.392.710
hereinafter referred to as the 'Purchaser';

and

2.     EASTMAN CHEMICAL COMPANY
Having its registered offices at 200 South Wilcox Drive, Kingsport, TN 37660, United States of America Hereinafter referred to as the 'Seller';

Both the Purchaser and the Seller are hereinafter individually referred to as a "Party", or jointly as the "Parties".

Whereas:

The Parties have concluded an uncommitted non-recourse revolving purchase of receivables contract on May 28th 2020 (the "Factoring Agreement");

The Parties now wish to amend certain terms and conditions of the Factoring Agreement by agreeing on the terms and conditions as stipulated in this addendum (the "Addendum").

1. Any capitalized term used, but however not defined in this Addendum, shall have the meaning given to such terms in the Factoring Agreement.

2. The Parties hereby agree to replace the definition of 'Maximum Program Amount' as mentioned in section 1 ('Definitions') to the Factoring Agreement as follows:

Maximum Program Amount
The Maximum Program Amount shall not exceed USO 300,000,000 (three hundred million USD) or its equivalent value in an Eligible Currency, although it is expressly agreed that this Maximum Program Size is to be considered as one global Maximum Program Amount for the Seller under this Agreement and the Solutia Inc. Agreement, and the Eastman Chemical Ltd. Agreement combined.

3. The Parties further agree to replace ‘Enclosure 1 - Countries’ of the Factoring Agreement with a new ‘Enclosure 1 - Countries’ of the Factoring Agreement, as described in attachment to this Addendum.

4. This Addendum shall come into effect as of its signature date as stipulated here below, subject to the Purchaser having received a duly signed copy of this Addendum from the Seller.

5. The Parties agree that all terms and conditions of the Factoring Agreement, which are not explicitly changed or altered in this Addendum shall remain in full force and effect. However, in the event of any conflicts or discrepancies between the terms and conditions of this Addendum and the terms and conditions of the Factoring Agreement, the terms and conditions of this Addendum shall prevail.

Exhibit 10.05
Made out in two original copies at Brussels on September 28th 2022

EASTMAN CHEMICAL COMPANY            BNP Paribas Fortis Factor N.V·.

Exhibit 10.05
Attachments: Enclosure 1 - Countries

1.Accepted Countries

AUSTRALIA
BELGIUM
BOLIVIA
BRAZIL
CANADA
CHILE
CHINA
COLOMBIA
COSTA RICA
DOMINICAN REPUBLIC
EGYPT
EL SALVADOR
FRANCE
GERMANY
HONG KONG
HUNGARY
INDIA
INDONESIA
IRELAND
ISRAEL
ITALY
JAPAN
LUXEMBURG
MACAU
MALAYSIA
MAURITIUS
MEXICO
NETHERLANDS
NEW ZEALAND
PERU
PHILIPPINES
SINGAPORE
SOUTH KOREA
SWITZERLAND
TAIWAN
THAILAND
TRINIDAD, TOBAGO
UNITED ARAB EMIRATES
UNITED KINGDOM
UNITED STATES OF AMERICA
URUGUAY
VIETNAM